UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                               SCHEDULE 14A
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
   1934

  [X]   Filed by the Registrant

  [ ]   Filed by a Party other than the Registrant

  Check the appropriate box:

  [ ]     Preliminary Proxy Statement
  [ ]     Confidential, for Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
  [X]     Definitive Proxy Statement

  [ ]     Definitive Additional Materials
  [ ]     Soliciting Material Pursuant to Section 240.14a-11(C) or
           Section 240.14a-12

                         Home Properties of New York, Inc.
                ----------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

             --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

  [X]      No fee required

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

               ----------------------------------------------------------
         (2) Aggregate Number of securities to which transaction applies:

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         (3) Per unit price or other underlying  value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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          4) Proposed maximum aggregate value of transaction:

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          5) Total fee paid:

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  [  ]   Fee paid previously by written preliminary materials.

  [  ]   Check box if any part of the fee is offset as provided by Exchange
         Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)    Amount Previously Paid:

                --------------------------------
         (2)    Form Schedule or Registration Statement No.:

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                -------------------------------------------
         (4)    Date Filed:

                --------------------------------------------

                  HOME PROPERTIES OF NEW YORK, INC.
                              Suite 850
                           Clinton Square
                     Rochester, New York  14604




                              March 30, 2000





Dear Stockholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of Home Properties of New York, Inc. The Annual Meeting will be held on Tuesday, May 2, 2000 at 2:00 p.m. at The Strong Museum, One Manhattan Square, Rochester, New York 14607.

          A Notice of Annual Meeting and a Proxy Statement are enclosed. They describe the matters to be acted upon at the Annual Meeting. Your vote on these matters is very important. Please sign, date and return the enclosed proxy card in the envelope provided. This will insure that your shares are represented at the meeting, whether or not you plan to attend in person.

          We look forward to seeing you at the meeting.





                              Norman P. Leenhouts
                              CHAIRMAN AND CO-CHIEF EXECUTIVE
                              OFFICER



                              Nelson B. Leenhouts
                              PRESIDENT AND CO-CHIEF EXECUTIVE
                              OFFICER

                    HOME PROPERTIES OF NEW YORK, INC.
                                   Suite 850
                                Clinton Square
                          Rochester, New York  14604
                    _______________________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 2, 2000
                    _______________________________________

      NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of Home Properties of New York, Inc. (the "Company") will be held on Tuesday, May 2, 2000 at 2:00 p.m. at The Strong Museum, One Manhattan Square, Rochester, New York 14607 for the following purposes:

            1. To elect twelve directors of the Company to serve until the 2001 Annual Meeting of Stockholders and until their respective successors are elected;

            2. To ratify the Board of Director's appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2000;

            3.  To approve the Company's 2000 Stock Benefit Plan; and

            4. To consider and act upon any other matters that are properly brought before the Annual Meeting and at any adjournments or postponements thereof.

            The Board of Directors set the close of business on March 17, 2000 as the record date. Only stockholders whose names appear on the stock register of the Company at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements. (If you hold your stock in the name of a brokerage firm, bank
or other nominee, only that entity can vote your shares.   Please give
instructions for your shares to be voted to the person responsible for your account.)

            Please complete and sign the enclosed proxy card. The proxy represented by this card is solicited by the Board of Directors of the Company.
Please mail the card promptly in the enclosed postage-prepaid envelope.   You
may change the votes on any proxy by sending a written notice to Ann M. McCormick, Secretary of the Company at 850 Clinton Square, Rochester, New York 14604 before the Annual Meeting, by sending a different proxy card with a later date before the Annual Meeting or by voting in person by ballot at the Annual
Meeting.   Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

Rochester, New York                 By Order of the Board of Directors
March 30, 2000
                                    /s/ Ann M. McCormick
                                    Ann M. McCormick
                                    Secretary

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

               HOME PROPERTIES OF NEW YORK, INC.
                           Suite 850
                        Clinton Square
                  Rochester, New York  14604
            _______________________________________

                        PROXY STATEMENT
            _______________________________________

             FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

                    To Be Held on May 2, 2000


                                                                 March 30, 2000



            This Proxy Statement is delivered to you in connection with the solicitation of proxies by the Board of Directors of Home Properties of New York, Inc. (the "Company") for use at the 2000 Annual Meeting of Stockholders
of the Company (the "Annual Meeting").   The Annual Meeting will be held on
Tuesday, May 2, 2000 at 2:00 p.m. at The Strong Museum, One Manhattan Square, Rochester, New York 14607.

            This Proxy Statement is first being sent to stockholders on or about March 30, 2000. The Board of Directors set the close of business on March 17, 2000 as the record date (the "Record Date") for determining which stockholders are entitled to notice of and to vote at the Annual Meeting (including any adjournments or postponements). Only holders of the Company's Common Stock ("Common Stock") whose names appear on the stock registers of the Company at the close of business on the Record Date will be entitled to notice
of and to  vote  at  the  Annual  Meeting.   As of the Record Date, there were
20,070,166 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Stockholders are entitled to one vote for each share of Common Stock they hold.

            Please complete, sign, date and promptly return the accompanying Proxy Card. An envelope with prepaid postage is enclosed. The persons named on the Proxy Card will vote the shares of Common Stock as directed on properly executed cards if they are received before the vote at the Annual Meeting and not revoked. If a proxy is submitted without any instructions, the proxy will be voted FOR Proposal 1 for the election of the twelve nominees for directors of the Company named in this Proxy Statement; FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors; and FOR Proposal 3 to approve the Company's 2000 Stock Benefit Plan. The Company does not expect any matters which are not described in this Proxy Statement to be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

            For the Company to be able to act on the listed matters at the Annual Meeting, at least a majority of the total number of outstanding shares of Common Stock entitled to vote must be present, either in person or by proxy. Under Maryland law, if a stockholder abstains on a vote, the abstention does not constitute a vote "for" or "against" a matter. Thus, abstentions are disregarded in determining the "votes cast". With respect to certain matters, including Proposals 1 and 2, brokers and certain other nominees are entitled to vote in their discretion if the beneficial owner or person entitled to vote does not give the broker or nominee instructions on how to vote. If, however, the brokers or nominees do not receive instructions from the beneficial owner or other person entitled to vote such shares on Proposal 3 regarding the approval of the 2000 Stock Benefit Plan, they may not vote on that proposal and their "non-votes" will be treated like abstentions. Proposal 3 must be approved by a majority of the votes cast so long as the total of votes cast on the proposal is more than 50% of the total number of shares entitled to vote.

            A stockholder of record who submits a proxy may revoke it at any time before the vote at the Annual Meeting: (i) by giving a written revocation to Ann M. McCormick, the Secretary of the Company, at 850 Clinton Square, Rochester, New York 14604; (ii) by filing another properly executed proxy with a later date; or (iii) by attending the Annual Meeting in person and voting by ballot. Any stockholder of record as of the Record Date who attends the Annual Meeting may vote in person even if they have previously sent in a proxy card. If a stockholder attends the Annual Meeting but does not complete a ballot their shares of Common Stock will be voted in accordance with their previously given proxy.


                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

      At the Annual Meeting, twelve individuals will be elected to serve as directors until the 2001 Annual Meeting and until their successors are elected. The Board of Directors has nominated Norman P. Leenhouts, Nelson B. Leenhouts, Richard J. Crossed, Amy L. Tait, Burton S. August, Sr., William Balderston, III, Alan L. Gosule, Leonard F. Helbig, III, Roger W. Kober, Albert H. Small, Clifford W. Smith, Jr., and Paul L. Smith to serve as directors (the "Nominees"). Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will serve as a director if elected. If any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of another person recommended by the Board of Directors.

      The favorable vote of the holders of a majority of the shares of Common Stock cast at the Annual Meeting is required for the election of the nominees as directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

INFORMATION REGARDING NOMINEES FOR DIRECTOR

      Brief biographical descriptions of the Nominees follow. The information was furnished to the Company by the Nominees. The information is up to date through March 17, 2000.

      Norman P. Leenhouts, 64, has served as Chairman of the Board of Directors, Co-Chief Executive Officer and a director of the Company since its inception in 1993. He has also served as Chairman of the Board of Home Properties Management, Inc. ("HP Management") and as a director of Conifer Realty Corporation ("Conifer Realty") since their formation. Norman Leenhouts is a co-owner, together with Nelson Leenhouts, of Home Leasing Corporation, the Company's predecessor ("Home Leasing"), and served as Chairman of Home Leasing since 1971. He is a director of Hauser Corporation and Rochester Downtown Development Corporation and is a member of the Board of Trustees of Roberts Wesleyan College. He is a graduate of the University of Rochester and is a certified public accountant. He is the twin brother of Nelson Leenhouts.

      Nelson B. Leenhouts, 64, has served as President, Co-Chief Executive Officer and a director of the Company since its inception in 1993. He has also served as President and Chief Executive Officer of HP Management and as a director of Conifer Realty since their formation. He is also a Vice President of Conifer Realty. Nelson Leenhouts was the founder, and a co-owner, together with Norman Leenhouts, of Home Leasing, and served as President of Home Leasing since 1967. He is a director of Hauser Corporation and a member of the Board of Directors of the National Multi Housing Council. Nelson Leenhouts is a graduate of the University of Rochester. He is the twin brother of Norman Leenhouts.

      Richard J. Crossed, 60, has served as Executive Vice President and a director of the Company and as a director, President and Chief Executive Officer of Conifer Realty since January 1, 1996. He is also Executive Vice President of HP Management. He served as President and Chief Executive Officer of Conifer Development, Inc. and C.O.F., Inc. (formerly Conifer Realty, Inc.) (collectively, "Conifer") from 1985. Before becoming President of Conifer, he served as Director of Development for Conifer. Mr. Crossed is a director of the St. Joseph's Villa and is active in many housing organizations. He has served on the New York State Housing Turnkey Task Force and New York State Low-Income Housing Tax Credit Task Force. Mr. Crossed is a graduate of Bellarmine College.

      Amy L. Tait, 41, has served as Executive Vice President and a director of the Company since its inception in 1993. She has also served as a director of HP Management since its formation. Mrs. Tait joined Home Leasing in 1983 and has had several positions, including Senior and Executive Vice President and Chief Operating Officer. She currently serves on the M & T Bank Advisory Board and the boards of the United Way of Rochester, Geva Theatre and The Commission Project. Mrs. Tait is also a member of the Board of Directors of the National Multi Housing Council. Mrs. Tait is a graduate of Princeton University and holds an MBA Degree from the William E. Simon Graduate School of Business Administration of the University of Rochester. She is the daughter of Norman Leenhouts.

      Burton S. August, Sr., 84, has been a director of the Company since August, 1994. Mr. August is currently a director of Monro Muffler Brake, Inc., a publicly traded company where Mr. August served as Vice President from 1969 until he retired in 1980. Mr. August is honorary Vice Chairman of the Board of Trustees of Rochester Institute of Technology, on the Board of Directors of Park Ridge Health Systems and Hillside Children's Center Foundation, on the cabinet of the Al Sigl Center and on the Finance Committee of the United Way of Greater Rochester.

      William Balderston, III, 72, has been a director of the Company since August, 1994. From 1991 to the end of 1992, he was an Executive Vice President of The Chase Manhattan Bank, N.A. From 1986 to 1991, he was President and Chief Executive Officer of Chase Lincoln First Bank, N.A., which was merged into The Chase Manhattan Bank, N.A. He is a Trustee of the University of Rochester and a member of the Board of Governors of the University of Rochester Medical Center. Mr. Balderston is also a Trustee of the Genesee Country Village Museum, as well as a member of the board of the Genesee Valley Conservancy. He is a graduate of Dartmouth College.

      Alan L. Gosule, 59, has been a director of the Company since December, 1996. Mr. Gosule has been a partner in the law firm of Clifford Chance Rogers & Wells LLP, New York, New York, since August, 1991 and prior to that time was a partner in the law firm of Gaston & Snow. He serves as Chairman of the Clifford Chance Rogers & Wells LLP Tax Department and Real Estate Securities practice group. Mr. Gosule is a graduate of Boston University and its Law School and received a LL.M. from Georgetown University. Mr. Gosule also serves on the Boards of Directors of 32 funds of the Pilgrim Capital Corporation, the Simpson Housing Limited Partnership, F.L. Putnam Investment Management Company, CORE Cap, Inc. and Colonnade Partners. Clifford Chance Rogers & Wells LLP acted as counsel to Coopers & Lybrand LLP in its capacity as advisor to the State Treasurer of the State of Michigan in connection with its investment of retirement funds in Home Properties of New York, L.P. (the "Operating Partnership") and Mr. Gosule was the nominee of the State Treasurer under the terms of the investment agreements relating to that transaction.

      Leonard F. Helbig, III, 54, has been a director of the Company since August, 1994. Since 1999, Mr. Helbig has been President of Financial Services for Cushman & Wakefield, Inc. Prior to that, Mr. Helbig served as Executive Managing Director of the Asset Services and Financial Services Groups since 1984. He joined Cushman & Wakefield in 1980 and is also a member of that firm's Executive Committee and Board of Directors. Mr. Helbig is a member of the Urban Land Institute, the Pension Real Estate Association and the International Council of Shopping Centers. Mr. Helbig is a graduate of LaSalle University and holds the MAI designation of the American Institute of Real Estate Appraisers.

      Roger W. Kober, 66, has been a director of the Company since August, 1994. Mr. Kober is currently a director of RGS Energy Corporation and its wholly owned subsidiary, Rochester Gas and Electric Corporation. He was employed by Rochester Gas and Electric Corporation from 1965 until his retirement on January 1, 1998. From March, 1996 until January 1, 1998, Mr. Kober served as Chairman and Chief Executive Officer of Rochester Gas and Electric Corporation. He is also a member of the Board of Trustees of Rochester Institute of Technology. Mr. Kober is a graduate of Clarkson College and holds a Masters Degree in Engineering from Rochester Institute of Technology.

      Albert H. Small, 74, has been a director of the Company since July, 1999. Mr. Small, who has been active in the construction industry for 50 years, is President of Southern Engineering Corporation. He is a member of the Urban Land Institute, National Association of Home Builders and currently serves on the Board of Directors of the National Symphony Orchestra, National Advisory Board Music Associates of Aspen, Department of State Diplomatic Rooms Endowment Fund, James Madison Council of the Library of Congress, Tudor Place Foundation, The Life Guard of Mount Vernon, Historical Society of Washington, DC and the National Archives Foundation. Mr. Small is a graduate of the University of Virginia. In connection with the acquisition of a portfolio of properties located in the suburban markets surrounding Washington, D.C., Mr. Small and others received approximately 4,086,000 operating partnership units in the Operating Partnership. Mr. Small is the nominee of the former owners of that portfolio under the terms of the acquisition documents.

      Clifford W. Smith, Jr., 53, has been a director of the Company since August, 1994. Mr. Smith is the Epstein Professor of Finance of the William E. Simon Graduate School of Business Administration of the University of Rochester, where he has been on the faculty since 1974. He has written numerous books and articles on a variety of financial, capital markets and risk management topics and has held editorial positions for a variety of journals. Mr. Smith is a graduate of Emory University and holds a PhD from the University of North Carolina at Chapel Hill.

      Paul L. Smith, 64, has been a director of the Company since August, 1994. Mr. Smith was a director, Senior Vice President and the Chief Financial Officer of the Eastman Kodak Company from 1983 until he retired in 1993. He is currently a director of Canandaigua Brands, Inc. and Performance Technologies, Incorporated. He is also a member of the Board of Trustees of the George Eastman House and Ohio Wesleyan University. Mr. Smith is a graduate of Ohio Wesleyan University and holds an MBA Degree in finance from Northwestern University.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      BOARD OF DIRECTORS. The Company is managed by a Board of Directors composed of twelve members, a majority of whom are independent of the Company's management (the "Independent Directors"). The Board of Directors met six times in 1999. Each of the directors, except for Mr. Helbig and Mr. Small, attended at least 75% of the meetings of the Board of Directors during 1999.

      AUDIT COMMITTEE. Alan Gosule, Leonard Helbig, Roger Kober and Paul Smith form the Audit Committee of the Board of Directors. Paul Smith is the Chairperson of the Audit Committee. The Audit Committee recommends the engagement of independent public accountants, reviews the scope of the audit engagement and any other services, reviews the independent public accountants' letter of comments and management's responses to those comments, approves other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, reviews any major accounting changes made or contemplated and reviews the adequacy of the Company's internal accounting controls. The Audit Committee consists solely of Independent Directors. It met twice during 1999, with each of the members attending both meetings, except Mr. Helbig who attended one of the meetings.

      MANAGEMENT AND DIRECTORS COMMITTEE. Burton August, William Balderston, Alan Gosule and Clifford Smith form the Management and Directors Committee of the Board of Directors. Clifford Smith is the Chairperson of the Management and Directors Committee. The Management and Directors Committee was formerly known as the Management Committee and prior to that, it was known as the Compensation Committee. It performs the traditional functions of a compensation committee, including establishing remuneration levels for officers and directors of the Company, reviewing significant employee benefit programs and establishing and administering executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. The Management and Directors Committee consists solely of Independent Directors and met three times during 1999, with each of the members attending more than 75% of the meetings.

      The Board of Directors does not have a standing nominating committee. The entire Board of Directors considers Board composition and nominees, performing the function of a nominating committee.

COMPENSATION OF DIRECTORS

      In 1999, the Company paid its Independent Directors an annual stipend of $10,000 plus $1,000 per day for attendance (in person or by telephone) at Board and committee meetings. Pursuant to the Director's Stock Grant Plan approved by the stockholders at the 1998 Annual Meeting of Stockholders, in lieu of an increase in cash compensation, the Independent Directors were also issued 250 shares of the Company's Common Stock. Pursuant to the Company's prior Stock Benefit Plan (the "1994 Stock Benefit Plan"), each Independent Director was granted options to purchase 3,500 shares of Common Stock immediately following the annual meeting of stockholders in 1997, 1998 and 1999. The options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

      After studying the compensation paid to the outside directors of twenty other apartment REITs, the Board of Directors approved certain changes to the compensation to be paid to its Independent Directors for 2000. Instead of issuing shares under the Director's Stock Grant Plan, the annual cash stipend paid to the Independent Directors was increased to $20,000. An additional annual stipend in the amount of $3,000 is to be paid to the Chairpersons of each of the Audit and Management and Directors Committees. Independent
Directors are also paid $1,000 per day for attendance (in person or by telephone) at Board and committee meetings. In addition, pursuant to a new stock benefit plan approved by the Board (the "2000 Stock Benefit Plan"), each of the Directors is to be granted options to purchase 7,000 shares of Common Stock immediately following the annual meeting of stockholders in 2000, 2001 and 2002. The options are to have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

      In 1999, the Board also approved a Director Deferred Compensation Plan for Independent Directors. Under the Plan, the Independent Directors can defer up to 100% of their total annual cash compensation (including meeting fees) for three, five or ten years. The Company contributes 10% of the deferred amount, which amount vests after three years. A "phantom" stock account is established for both amounts. Each deferral and Company contribution is reflected by crediting those accounts with the number of shares of the Company's Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock's fair market value. Participant's accounts are also credited with the number of shares of the Company's Common Stock that could be purchased with hypothetical dividends that would be paid with respect to shares previously allocated to the accounts on the same date and at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company's Dividend Reinvestment and Direct Stock Purchase Plan. The Director Deferred Compensation Plan is designed to provide substantially the same benefits to the Independent Directors as is provided to eligible employees under the Company's Deferred Bonus Plan. The Director Deferred Compensation Plan is available for compensation earned during and after 2000. Under the Plan, seven of the eight Independent Directors elected to defer some or all of the compensation earned by them in 2000.

      Directors of the Company who are employees of the Company do not receive any compensation for their services as directors. All directors are reimbursed for their expenses incurred in attending directors' meetings.

                            EXECUTIVE COMPENSATION

      The following table sets forth the cash compensation paid during 1997, 1998 and 1999 to the Company's two Co-Chief Executive Officers and the other four most highly compensated executive officers (collectively the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                                                                           Long-Term
                                                                                                          Compensation
                                                                                                            AWARDS
                                                                   ANNUAL COMPENSATION                  Shares Underlying
NAME AND PRINCIPAL POSITION                             YEAR       SALARY               BONUS              OPTIONS
Norman P. Leenhouts
   Chairman and Co-Chief Executive Officer              1997       $159,720             $143,109            15,000 sh. (4)
                                                        1998       196,237              156,989             15,000 sh. (5)
                                                        1999       230,000              185,969(1)          50,000 sh. (6)
Nelson B. Leenhouts
      President and Co-Chief Executive Officer          1997       $159,720             $143,109            15,000 sh. (4)
                                                        1998        196,237             156,989             15,000 sh. (5)
                                                        1999        230,000             185,969(1)          50,000 sh. (6)
Richard J. Crossed
      Executive Vice President                          1997       $159,720             $143,109            15,000 sh. (4)
                                                        1998        196,237              156,989            15,000 sh. (5)
                                                        1999        230,000              185,969(1)         50,000 sh. (6)
Amy L. Tait
      Executive Vice President                          1997       $110,725             $  99,210            10,000 sh. (4)
                                                        1998        131,931               105,545            10,000 sh. (5)
                                                        1999        153,000               125,526(2)         35,000 sh. (6)
David P. Gardner
      Vice President, Treasurer and Chief               1997       $ 91,000             $  40,768             5,000 sh. (4)
      Financial Officer                                 1998        110,417                44,168             5,000 sh. (5)
                                                        1999        127,500                59,168(3)         15,000 sh. (6)
Ann M. McCormick, Esq.
      Vice President, General Counsel and               1997       $ 90,000             $  42,336             5,000 sh. (4)
      Secretary                                         1998        110,417                44,168             5,000 sh. (5)
                                                        1999        127,500                59,168(3)         15,000 sh. (6)

(1) Includes $19,969, which represents 50% of the amount of the 1998 bonus that was subject to mandatory deferral under the Company's Incentive Compensation Plan.
(2) Includes $13,426, which represents 50% of the amount of the 1998 bonus that was subject to mandatory deferral under the Company's Incentive Compensation Plan.
(3) Includes $5,618, which represents 50% of the amount of the 1998 bonus that was subject to mandatory deferral under the Company's Incentive Compensation Plan.
(4) These options were granted under the Company's 1994 Stock Benefit Plan and are exercisable for ten years at $26.50 per share and vest over five years.
(5) These options were granted under the Company's 1994 Stock Benefit Plan and are exercisable for ten years at $25.125 per share and vest over five years.
(6) These options were granted under the Company's 1994 Stock Benefit Plan and are exercisable for ten years at $27.125 per share and vest over five years.

OPTION GRANTS IN FISCAL YEAR 1999

      The following table sets forth certain information relating to the options granted under the 1994 Stock Benefit Plan with respect to fiscal year ended December 31, 1999. The columns labeled "Potential Realizable Value" are based on hypothetical 5% and 10% growth assumptions in accordance with the rules of the Securities and Exchange Commission. The Company cannot predict the actual growth rate of the Common Stock.


                      OPTION GRANTS IN LAST FISCAL YEAR*

                                            INDIVIDUAL GRANTS

                                           Percent of Total
                        Number of Shares      Options                                           Potential Realizable
                           Underlying       Granted to                                         Value at Assumed Annual
                         Options GRANTED   Employees in       Exercise or                       Rates of Stock Price
                                              Fiscal          Base Price        Expiration     Appreciation FOR OPTION
         NAME                                  YEAR             ($/SH)             DATE                 TERM

                                                                                                   5%          10%
Norman P. Leenhouts    50,000                 8.53%             $27.125          8/3/2009     $852,938  $2,161,513

Nelson B. Leenhouts    50,000                 8.53%             $27.125          8/3/2009     $852,938  $2,161,513

Richard J. Crossed     50,000                 8.53%             $27.125          8/3/2009     $852,938  $2,161,513

Amy L. Tait            35,000                 5.97%             $27.125          8/3/2009     $597,057  $1,513,059

David P. Gardner       15,000                 2.56%             $27.125          8/3/2009     $255,882  $  648,454

Ann M. McCormick       15,000                 2.56%             $27.125          8/3/2009     $255,882  $  648,454


____________
*   Stock appreciation rights were not granted in 1999

OPTION EXERCISES AND YEAR-END OPTION VALUES

      The following table sets forth the value of options held at the end of 1999 by the Company's Named Executives.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION VALUES{(1)}


                           Number of                              Number of Shares        Value of Unexercised in-
                            Shares                             Underlying Unexercised               the-
                          Acquired on           Value        OPTIONS AT FISCAL YEAR-END       Money Options at
            NAME           EXERCISE           REALIZED                                       FISCALYEAR-END (2)
                                                             EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
Norman P. Leenhouts       48,000          $261,000         13,402 sh.      73,936 sh.       $  43,101       $  72,181
Nelson B. Leenhouts       0               0                61,402 sh.      73,936 sh.       $448,101        $  72,181
Richard J. Crossed        0               0                13,402 sh.      73,936 sh.       $  43,101       $  72,181
Amy L. Tait               0               0                82,123 sh.      51,083 sh.       $645,978        $  49,513
David P. Gardner            0             0                14,364 sh.      22,870 sh.       $  98,115       $  22,786
Ann M. McCormick          0               0                16,023 sh.      22,850 sh.       $112,160        $  22,647

(1) Stock appreciation rights were not granted in 1999.
(2) Based on the closing price of the Common Stock on the NYSE on December 31, 1999 of $27.4375 less the per Share exercise price of the options.

EMPLOYMENT AGREEMENTS

      Norman and Nelson Leenhouts entered into employment agreements with the Company prior to its initial public offering providing for an initial term of five years commencing August 4, 1994 with automatic one year extensions (the "Employment Agreements"). The agreements provided for the employment of Norman Leenhouts as Chairman of the Board and Co-Chief Executive Officer of the Company and Nelson Leenhouts as President and Co-Chief Executive Officer of the Company and President and Chief Executive Officer of HP Management. The Employment Agreements provided for initial base salaries of $120,000, which were to automatically increase by 10% each year starting January 1, 1995. In addition, the Employment Agreements also provided certain benefits if employment is terminated by the Company or not renewed without cause, or terminated by the executive for good reason at any time. The Employment Agreements also entitled the Leenhoutses to receive incentive compensation pursuant to a specific formula. Pursuant to their respective Employment Agreements with the Company, Norman and Nelson Leenhouts are each subject to a covenant not to compete with the Company during the term of his employment and, if either is terminated by the Company for cause or resigns without good reason, for two years thereafter. The covenants prohibit Norman and Nelson Leenhouts from participating in the management, operation or control of any multifamily residential business which is competitive with the business of the Company, except that they, individually and through Home Leasing and its affiliates, may continue to own and develop the properties managed by HP Management. The Leenhoutses have also agreed that any commercial property which may be developed by them will be managed by HP Management subject to the approval of the outside members of the Board of Directors. The initial term of the Employment Agreements expired on August 4, 1999 and automatically renewed to August 4, 2000. They may be terminated by either party on written notice given sixty days prior to the expiration of the then current term.

      Richard Crossed also entered into an Employment Agreement with the Company, effective January 1, 1996. The terms of that agreement were substantially the same as the Employment Agreements entered into by Norman and Nelson Leenhouts as described above. The initial term is for five years and identical termination provisions are provided. In his Employment Agreement, Mr. Crossed has agreed not to compete with the Company during the term of his employment and, if he is terminated by the Company for cause or resigns without good reason, for three years thereafter.

      The Employment Agreements have been amended. In 1998 the base salaries for Norman and Nelson Leenhouts and Richard Crossed were increased to $225,000 and to $230,000 for 1999. This compares to the $193,261 that would have otherwise been payable under their Employment Agreements for 1999. The reasons for the increases are described in the Management and Directors Committee's Report on Executive Compensation which appears below. Previously, the Employment Agreements had been amended to provide that the executives will receive incentive compensation pursuant to the Company's Incentive Compensation Plan as it may be revised by the Management and Directors Committee from time to time, rather than as originally provided in their Employment Agreements. For all applicable years, the formula contained in their Employment Agreements would have resulted in higher bonuses. In addition, for 1999, even with the increase in base salaries described above, total compensation would have been greater if the Employment Agreements had not been modified. Finally, the Employment Agreements have been amended to provide for severance benefits under the Company's Executive Retention Plan as described below in the event of a change of control and a subsequent termination of employment rather than as described in the Employment Agreements. The benefits that would be payable under the Executive Retention Plan are approximately the same as those that would have been paid under the Employment Agreements, except that under the Executive Retention Plan the executives would also receive a "gross up" in the amount of any excise tax that is payable.

INCENTIVE COMPENSATION PLAN

      Under the Company's incentive compensation plan (the "Incentive Plan") eligible officers and key employees may earn a cash bonus based on increases in the Company's Funds from Operations ("FFO") per share/unit (computed based on the basic shares/units outstanding). The Incentive Plan provides for bonus units to be awarded for each percent of per share/unit FFO growth in excess of a 5% floor. For example, if per share/unit FFO growth is 13.2%, 8.2 bonus units are awarded.

      A factor is applied to each eligible participant's salary, ranging from 1% to 12%, which is multiplied by the resulting bonus units, to determine the split of the bonus pool. The factor applied to the salaries of Norman and Nelson Leenhouts, Richard Crossed and Amy Tait was 10%, but has been increased 12%, effective with the bonuses payable for services rendered in 2000. The factor applied to the salaries of David Gardner and Ann McCormick is 6%.

      Incentive Plan participants in the 1% and 2% bonus categories are limited to bonuses equal to ten times (10 bonus units) bonus category amounts. There is no limit for participants in the 3% bonus category or above, except there is a deferral component when bonus units are in excess of a ceiling. The ceiling established is as follows:

                                        Bonus
                  YEAR              UNIT CEILING

                    1999                7
                    2000                6
                  2001 and beyond       5

      The deferred amount plus interest at 6% will be paid out at the rate of 50% in each of the following two years, provided the Company achieves the 5% floor in per share/unit growth each year.

      Of the bonuses otherwise payable to each of Nelson and Norman Leenhouts and Richard Crossed for services rendered in 1999, $37,260 was deferred as provided above, $24,786 was deferred with respect to Amy L. Tait and $12,393 was deferred with respect to each of David P. Gardner and Ann M. McCormick.

DIRECTOR, OFFICER AND EMPLOYEE STOCK PURCHASE AND LOAN PROGRAM

      The Company has made various loans to its officers and directors pursuant to its Director, Officer and Employee Stock Purchase and Loan Program, which the Board approved in 1996 (the "Stock Purchase Program"). The loans were used by the recipients to purchase the Company's Common Stock. The Stock Purchase Program approved by the stockholders at the 1998 Annual Meeting of the
Stockholders provided that the Company can loan approximately 50% of the purchase price to the Independent Directors and arrange for loans from a commercial bank for the balance. The Company can loan other participating employee directors and officers 100% of the purchase price. Six of the Independent Directors and thirty of the Company's officers, including the employee directors, have participated in some or all of the various phases of the Stock Purchase Plan. To date, 615,864 shares of the Company's Common Stock have been purchased by those officers and directors under the Stock Purchase Plan and a total of $9,769,837 has been loaned by the Company to participants. Interest rates on the existing loans range from 6.7% to 7.13%. All dividends from the shares issued under the Stock Purchase Plan are applied toward interest and principal payments on the Company or commercial bank loans. The loans are fully recourse to the participants and there is no provision for debt forgiveness. There was no loan made or stock issued under the Stock Purchase Plan in 1999.

DEFERRED BONUS PLAN

      Under the Company's Deferred Bonus Plan, eligible employees can elect to defer up to 50% of their bonus under the Incentive Compensation Plan for three, five or ten years. The Company contributes 10% of the amount deferred, which amount vests after three years. A "phantom" stock account is established for both amounts. Each deferral and Company contribution is reflected by crediting those accounts with the number of shares of the Company's Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock's fair market value. The equivalent of dividends on those shares is also credited to the accounts at the time dividends are paid on the Company's Common Stock. The Deferred Bonus Plan was amended in 1999 to provide that the shares that could be purchased with the hypothetical dividends will be credited to accounts at the same price that shares are purchased for participants under the dividend reinvestment feature of the Company's Dividend Reinvestment and Direct Stock Purchase Plan. Under the Deferred Bonus Plan, Nelson and Norman Leenhouts each deferred $92,984.25 of their 1999 bonus and David Gardner and Ann McCormick each deferred $11,833.60.

EXECUTIVE RETENTION PLAN

      The Company's Executive Retention Plan provides for severance benefits and other compensation to be received by certain employees, including the executive officers, in the event of a change of control of the Company and a subsequent termination of their employment without cause or voluntarily with good cause. Under this Plan, the executive officers, in the event of a termination covered by the Plan, would receive a lump sum payment equal to two times their current base salary, two times their last paid bonus under the Incentive Compensation Plan plus a "gross-up" amount necessary to pay any excise tax due on the payment. In addition, all accrued or deferred bonuses under the Incentive Compensation Plan would be paid and all stock options granted under the 1994 Stock Benefit Plan and the 2000 Stock Benefit Plan would vest.

PERFORMANCE GRAPH

      The following graph compares the cumulative return on the Company's Common Stock during the five year period ended December 31, 1999 to the cumulative return of the NAREIT All Equity REIT Index and the Standard and Poor's 500 Index for the same period. The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1994. Stockholders should note that past performance does not predict future results.


                             [GRAPH INSERTED HERE]


                              12/31/94       12/31/95       12/31/96       12/31/97      12/31/98      12/31/99
Company Common Stock          $100.00        $95.80         $136.95        $178.26       $181.66        $209.46
NAREIT All Equity REIT Index  100.00         115.27         155.92         187.51        154.69        147.54
S&P 500 Index                 100.00         137.43         168.98         225.37        289.77         350.71


MANAGEMENT AND DIRECTORS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      As part of its responsibilities, the Management and Directors Committee performs the traditional functions of a compensation committee. As such, the Management and Directors Committee of the Board of Directors is responsible for recommending to the Board compensation policies applicable to the Company's executive officers as well as broad-based compensation plans for the other officers and employees generally. The Committee also makes specific annual compensation recommendations to the Board relating to the Company's executive officers. The Management and Directors Committee consists only of Independent Directors. The Committee believes that the success of the Company is, in large part, attributable to the performance and dedication of its employees and, in particular, to the leadership efforts of its executive officers. In establishing the Company's compensation program, the Management and Directors Committee's goal therefore is to: (1) attract and retain highly capable employees; (2) motivate those employees to reach the Company's operating and financial goals; and (3) encourage ownership of the Company's stock and link compensation to the performance of the Company in order to more closely align the interests of executives and other employees with those of its stockholders. To achieve these ends, the Company's executive compensation package consists of three components: base salary, annual incentive compensation under the Incentive Plan, and awards under the Company's Stock Benefit Plan. The Committee annually considers the appropriate combination of these three components in the executive officers' compensation packages and, among other things, weighs the competitiveness of the Company's overall compensation arrangements in relation to comparable companies.

      It is the Committee's policy that executive compensation should be deductible to the Company for federal income tax purposes. The Committee will annually consider compensation decisions in light of the limit on deductibility under Section 162(m) of the Internal Revenue Code and related regulations.

      SALARY. The Management and Directors Committee believes that, in order to attract and retain highly qualified executives, it is necessary to provide market competitive compensation. To determine whether the compensation of its senior executives was market competitive, the Company retained William M. Mercer, Inc. in 1998 to perform a comparative analysis. Mercer compared the compensation of the Company's executives to a peer group of national REITs in the residential property sector. The comparison demonstrated to the Management and Directors Committee that the cash compensation levels of the Company's senior executives were below the competitive range, especially in light of those executives' current responsibilities and relative value to Home Properties.

      In 1998, the base salaries of the executive officers were therefore increased by an average of 27% to make them more market competitive. With respect to Norman and Nelson Leenhouts and Richard Crossed, this required an amendment to their existing Employment Agreements, which provided for a set base salary with 10% annual increases. The Committee determined that this variance from the terms of the Employment Agreements was appropriate in light of the results of the Mercer analysis, the faster than anticipated growth pace of the Company resulting in increased responsibilities and the agreement of the executives to receive their incentive pay under the Company's Incentive Plan rather than as provided under the Employment Agreements. The Committee subsequently reviewed proposed salaries for 1999 in light of the prior increase and approved an increase in 1999 base salary of less than 2.5% for each of the executive officers.

      In considering 2000 salary adjustments for the executives, the Committee reviewed additional data, including published compensation surveys and compensation information contained in the proxy statements for industry peer group companies. Based on this review and an assessment of overall corporate performance as well as individual responsibilities and performances, the Committee recommended to the Board of Directors and the Board approved a 20% salary increase for each of the executive officers.

      The Committee expects to make an annual review of base salaries of the executive officers and key officers of the Company.

      INCENTIVE COMPENSATION. The Incentive Plan provides for cash bonuses based on increases in the Company's Funds From Operations on a per share/unit basis. The Employment Agreements for the Leenhoutses have been amended to provide that they will receive their incentive compensation pursuant to the Incentive Plan rather than as originally provided in their Employment Agreements. For 1999, the formula contained in their Employment Agreements would have resulted in higher bonuses. In order to bring their total compensation to a more competitive level, the Management and Directors Committee increased the maximum factor applied to the salaries of the two Co-Chief Executive Officers as well as Mr. Crossed and Mrs. Tait for purposes of determining their shares of the bonus pool from 10% to 12%, effective with the bonuses payable for services rendered in 2000. Under the Employment Agreements, all of the bonus was nondiscretionary, while under the Incentive Plan, one-half of the bonus is nondiscretionary and one-half is payable at the discretion of the Committee.

      The Committee expects to regularly review the Incentive Plan to assure its appropriateness.

      In order to further align the interests of the Company's employees with the interests of the stockholders, in 1998 the Committee recommended and the Board adopted a Deferred Bonus Plan for key employees. Under that Plan, eligible employees can elect to receive up to 50% of their incentive compensation in the form of "phantom" stock. The Deferred Compensation Plan also serves as a means to assist key employees with their individual tax and financial planning and to therefore permit the Company to remain competitive in attracting, retaining, motivating and rewarding key employees. This plan is described in more detail earlier in this Executive Compensation Section of this Proxy Statement.

      STOCK COMPENSATION. All stock option awards made to date have been issued under the Company's 1994 Stock Benefit Plan, which was put in place at the time of the Company's initial public offering. It is expected that no additional grants will be made under the 1994 Stock Benefit Plan. The Management and Directors Committee recently recommended and the Board of Directors approved the 2000 Stock Benefit Plan. No stock option awards have been granted under the 2000 Stock Benefit Plan, although it is expected that awards may be granted in 2000 to the executive officers and other key employees.

      The purpose of option grants is to offer employees an incentive to maximize their efforts to promote the Company's economic performance and thereby advance the interests of the Company's stockholders. To encourage the employees to seek long term appreciation in the value of the Company's Common Stock, options are not immediately exercisable but vest over a specified period of time, typically five years.

      The Committee has recommended to the Board of Directors and the Board has approved periodic awards under the 1994 Stock Benefit Plan.

      In 1999, the Management and Directors Committee again reviewed the number of options granted to the Co-Chief Executive Officers and other executive officers in light of the other elements of their compensation and their overall equity interest in the Company's business, including their ownership of units of limited partnership interest in the Operating Partnership. The Committee determined to encourage officers to acquire additional Common Stock by making additional option awards under the 1994 Stock Option Plan.

      The Management and Directors Committee therefore recommended and the Board of Directors approved the issuance of 585,900 additional options to purchase Common Stock to certain officers and employees of the Company at an option price, which was the closing price on the New York Stock Exchange for a share of the Company's Common Stock on the date of the grant. Each of the Named Executives received additional options which vest 20% per year and expire in ten years. Each of the Co-Chief Executive Officers and Mr. Crossed received 50,000 additional options; Amy Tait received 35,000 additional options; and each of David Gardner and Ann McCormick received 15,000 additional options.

      The Committee expects to recommend periodic awards under the 2000 Stock Benefit Plan.

      CO-CHIEF EXECUTIVE OFFICER COMPENSATION. The compensation to Nelson B. and Norman Leenhouts is determined substantially in conformity with the policies described above for all other executive officers of the Company.

      Respectfully submitted,
The Management and Directors Committee
Burton S. August, Sr.
William Balderston, III
Alan L. Gosule
Clifford W. Smith, Jr.

MANAGEMENT AND DIRECTORS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

      During the fiscal year 1999, the Management and Directors Committee was comprised of Burton S. August, Sr., William Balderston, III, Alan L. Gosule and Clifford W. Smith, Jr. None of them have ever been an officer of the Company or any of its subsidiaries. Mr. Gosule is a partner in the law firm of Clifford Chance Rogers & Wells, LLP, formerly Rogers and Wells, LLP. In 1999, the Company paid fees to Rogers & Wells in connection with certain services rendered by the firm to the State of Michigan Retirement Systems in connection with their investment in the Company as well as fees for certain limited services rendered by Rogers & Wells to the Company.

                            2000 STOCK BENEFIT PLAN

GENERAL

      The Management and Directors Committee recently recommended and the Board of Directors approved the 2000 Stock Benefit Plan. The purpose of the 2000 Stock Benefit Plan is to provide persons responsible for the future success of the Company, including directors, officers, regional managers and on-site property managers, with increased motivation and incentives to exert their best efforts on behalf of the Company by enlarging their personal stake in its success. The 2000 Stock Benefit Plan fulfills the same basic purposes as the 1994 Stock Benefit Plan.

      The number of employees participating in the 1994 Stock Benefit Plan is approximately 450. As of March 17, 2000 options to purchase 1,539,947 shares have been granted to employees and options to purchase 132,054 shares have been granted to the Independent Directors. Of the options granted under the 1994 Stock Benefit Plan, 1,158,859 issued to employees and 95,381 issued to the Independent Directors were outstanding as of March 17, 2000.

      It is expected that all future awards of stock options will be granted under the 2000 Stock Benefit Plan and that a similar number of employees will participate in the new Plan. The 2000 Stock Benefit Plan limits the number of shares issuable pursuant to the Plan to 2.2 million, of which 200,000 are to be available for issuance to the Independent Directors. The following summary of the 2000 Stock Benefit Plan is qualified in its entirety by reference to the full text of the 2000 Stock Benefit Plan, copies of which may be obtained from the Secretary of the Company.

      The Board of Directors may amend, suspend or discontinue the 2000 Stock Benefit Plan at any time except that certain amendments, under applicable laws or rules of governmental entities or regulations of the New York Stock Exchange or similar bodies, must be approved by the holders of a majority of the issued and outstanding shares of capital stock of the Company entitled to vote. The 2000 Stock Benefit Plan may not be amended to adversely affect awards outstanding prior to the amendment.

EMPLOYEE AWARDS

      The 2000 Stock Benefit Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Code, non-statutory stock options, stock appreciation rights and restricted stock awards to employees of the Company. No incentive stock options will be awarded unless the Plan is approved by a majority vote of the stockholders. The 2000 Stock Benefit Plan is administered by the Management and Directors Committee of the Board of Directors, none of the members of which will participate in employee awards under the 2000 Stock Benefit Plan. The Management and Directors Committee determines the persons to be granted options, the number of shares subject to each option, whether or not such option is a non-statutory or incentive stock option, the exercise price and exercise schedule, the manner in which payment may be made and whether such persons will have the right to receive cash or shares in lieu of exercising their options. The exercise price may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. The Management and Directors Committee may grant an option holder the right to elect to receive cash or shares in an amount equal to the excess of the fair market value of the shares subject to an incentive or non-statutory option over the exercise price for such shares, which right can be exercised instead of (but not in addition to) its related incentive or non-statutory option (a stock appreciation right). The number of shares of Common Stock covered by all options granted in any calendar year to any one participant may not exceed 200,000 shares. There are no other limits on the number of options that may be granted to any one individual under the 2000 Stock Benefit Plan, provided that the grant of the options may not cause the Company to fail to qualify as a REIT for federal income tax purposes and the aggregate fair market value of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year may not exceed $100,000. An optionee may elect to pay for the shares to be received upon exercise of his or her options in cash, shares (including shares issuable upon exercise of an option) or any combination thereof. Options may not be exercisable for more than a ten-year period. Options held by officers of the Company generally terminate three months after the optionee's termination of employment from the Company for any reason other than death or disability, and are not transferable by the optionee other than by will or the laws of descent and distribution. All options vest immediately upon a change of control.

      Awards of restricted stock will consist of shares of Common Stock which may be subject to forfeiture and restrictions on transfer as determined by the Management and Directors Committee. In general, a participant who has been granted restricted stock will have the benefits of ownership in respect of such shares, including the right to vote such shares and to receive dividends and other distributions thereon from the date of grant, subject to the restrictions imposed in the grant or as set forth in the Stock Benefit Plan.

DIRECTOR'S OPTIONS

      Under the 2000 Stock Benefit Plan, the Independent Directors of the Company will be granted non-statutory options to purchase 7,000 shares immediately following the stockholders' meetings in 2000, 2001 and 2002. The exercise price for each option grant will be 100% of the fair market value of the Company's Common Stock on the date of grant. Each director's option will have a five-year term.

FEDERAL TAX CONSEQUENCES

      Non-Statutory Options. No income is recognized by a participant at the time of grant of a non-statutory option, nor is the Company entitled to a tax deduction at that time. The rules for recognizing income upon exercise of a non-statutory option depend on whether or not the participant is an "insider", I.E., the participant's sale or purchase of Common Stock may give rise to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"). In the case of a non-insider, ordinary income will be recognized by the participant on the date he or she exercises a non-statutory option in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The holding period for capital gain and loss purposes will begin on the date of exercise. In the case of an insider, ordinary income will be recognized by the participant on the first day on which a sale of the Common Stock at a profit would not expose the participant to Section 16(b) liability (the "date of taxation") in an amount equal to the excess of the fair market value of the shares on the date of taxation over the exercise price. The holding period for capital gain and loss purposes will begin on the date of taxation. An insider may elect to be taxed according to the rules applicable to non-insiders by filing an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code within 30 days from the date of exercise. The Company will be entitled to a deduction at the time the participant is required to recognize income from the exercise of the non-statutory option. The deduction will be equal to the amount which is taxable to the participant as ordinary income as a result of the exercise.

      If the exercise price of a non-statutory option is paid by surrendering Common Stock of the Company, the participant will recognize no gain or loss on the shares that he or she surrenders to pay the exercise price (the "surrendered shares"). The number of shares that the participant receives upon exercise of the option in excess of the surrendered shares are considered "additional shares." The participant will recognize ordinary income upon the exercise equal to the fair market value of the additional shares on the date of exercise, less any cash paid towards the exercise price. The basis of the additional shares will be equal to their fair market value on the date of exercise, and their holding period will begin on that date. The shares that the participant receives upon exercise equal to the surrendered shares will have a basis and holding period equal to that of the surrendered shares.

      The basis of shares acquired pursuant to the exercise of a non-statutory option will be the amount included in ordinary income due to receipt of those shares. When the participant disposes of shares acquired pursuant to a non-statutory option, any amount realized in excess of the basis of the shares will be treated as long-term or short-term capital gain, depending on the holding period of the shares. If the amount realized is less than the basis of the shares, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the shares.

      INCENTIVE STOCK OPTIONS. A participant receiving an incentive stock option will not be subject to income tax upon either the grant of the incentive stock option or its subsequent exercise. The spread between the exercise price and the fair market value on the date of exercise will, however, be included in the participant's alternative minimum taxable income for purposes of determining the participant's liability, if any, for the alternative minimum tax. If the participant holds the shares acquired upon exercise for more than one year after exercise (and two years after grant), then the difference between the amount realized on a subsequent sale or other taxable disposition of the shares and the exercise price will constitute long-term capital gain or loss at the time of sale. The Company will not be entitled to a federal income tax deduction with respect to the grant or exercise of an incentive stock option. If the options cease to be incentive stock options for any reason, they will be treated as non-statutory options. For example, if the participant sells the shares before the expiration of the requisite holding periods, he or she will be deemed to have made a "disqualifying disposition" of the shares and will realize ordinary income in the year of the disposition. In the event of a disqualifying disposition, the Company will be entitled to a federal income tax deduction in the year of disposition of the shares in the amount of the ordinary income realized by the participant.

      If the exercise price of an incentive stock option is paid by surrendering Common Stock of the Company, the Internal Revenue Service treats such exchange as if there were two transactions. The first transaction is treated as a non-taxable exchange of the previously-acquired Common Stock for an equal number of shares of Common Stock, both having the same market value. The basis of the new shares will be the same basis as the shares surrendered and the holding period will include the holding period of the shares surrendered. The second transaction concerns the additional shares that a participant will receive pursuant to the exercise. This exchange also results in no gain or loss being recognized at the time of the exchange. However, the basis of these additional shares will equal zero (I.E., the participant is treated as having paid nothing for these shares). The holding period for the additional shares begins on the date of the exchange.

      STOCK APPRECIATION RIGHTS. Upon the exercise of a stock appreciation right, a participant will recognize ordinary income equal to the cash received plus the fair market value on the date of exercise, of any shares that may be issued to the holder.

      RESTRICTED STOCK AWARDS. A participant receiving a restricted stock award will not be subject to tax upon receipt of the award, provided that the restriction creates a substantial risk of forfeiture. If a participant is not an "insider" for purposes of Section 16(b) of the Exchange Act, an award will be taxable when the restricted stock is no longer subject to a substantial risk of forfeiture. An award conditioned upon the passage of time or the attainment of a performance goal whose attainment is substantially uncertain is subject to a substantial risk of forfeiture. Hence, income will be recognized only when both of these conditions have been met. Vesting will not be delayed if the only restrictions are non-substantial as defined in IRS regulations, e.g., a no-compete restriction. If a participant is an "insider" on the date shares become vested as described above, recognition of income for tax purposes will be deferred until the date when the sale of the shares would not subject the insider to a lawsuit under Section 16(b).

      The amount includable in income is the fair market value of the shares on the date all restrictions having a substantial risk of forfeiture lapse (including restrictions arising as a result of Section 16(b)). Any later appreciation or depreciation in the shares is treated as capital gain or loss. For the purpose of determining whether the gain or loss is short-term or long-term, the capital gain holding period with respect to the shares begins immediately after the date the value of the shares is includable in income.

      A participant may elect under Section 83(b) of the Internal Revenue Code to report income on a restricted stock award in the year the award is made. If the Section 83(b) election is made, income equal to the fair market value of the shares on the date of grant will be recognized in the year of grant and no income will be recognized at the time the shares become vested. The basis of shares to which a Section 83(b) election applies equals the amount of income that is recognized and the holding period for capital gain purposes runs immediately following the date the income is recognized. The Section 83(b) election must be filed with the Internal Revenue Service Center where a participant normally files his or her tax returns and must be filed no later than 30 days after the date a restricted stock award is made.

      The principal advantage of making a Section 83(b) election is to lock in ordinary tax liability at the time of grant and have all subsequent gains in the value of shares subject to tax at lower capital gain rates. The principal disadvantage of making a Section 83(b) election is that the shares remain subject to all restrictions and forfeiture conditions to the same extent as if the election had never been made.

      WITHHOLDING TAXES. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan to an employee, or whenever restricted stock vests, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and/or local income and employment withholding tax requirements prior to the delivery of any certificate or certificates for such shares or to take any other appropriate action to satisfy such withholding requirements. Notwithstanding the foregoing, subject to such rules as the Committee may promulgate and compliance with any requirements under Rule 16b-3 of the Exchange Act, the recipient may satisfy such obligation in whole or in part by electing to have the Company withhold shares of Common Stock from the shares to which the recipient is otherwise entitled.

NEW PLAN BENEFITS

      The following table sets forth information relating to grants to be made under the 2000 Stock Benefit Plan pursuant to the specific provisions of that Plan. Additional awards may be made from time to time under the 2000 Stock Benefit Plan to directors, executive officers and other employees at the discretion of the Management and Directors Committee.

                                                                                Number of Shares SUBJECT TO
               NAME AND POSITION                             DOLLAR VALUE ($)                       OPTIONS
Norman P. Leenhouts                                                        $0                           (1)
  Chairman and Co-Chief Executive Officer
Nelson B. Leenhouts,                                                       $0                           (1)
  President and Co-Chief Executive Officer
Richard J. Crossed,                                                        $0                           (1)
  Executive Vice President
Amy L. Tait,                                                               $0                           (1)
  Executive Vice President
Executive Officers as a Group                                              $0                           (1)

Independent Directors as a Group                                          (2)                       168,000

Non-Executive Officer Employees as a Group                                 $0                           (1)

(1) The number of shares issuable pursuant to the 2000 Stock Benefit Plan to employees, including the executive officers and the employee directors is 2.0 million. The Plan is to be administered by the Management and Directors Committee, which will determine the persons to be granted options under the Plan and the number of options to be issued. The exercise price may not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant. As of March 17, 2000, no stock option awards have been made under the 2000 Stock Benefit Plan.

(2) The 2000 Stock Benefit Plan provides that each of the Independent Directors will be granted options to purchase 7,000 shares of the Company's Common Stock immediately following the annual meeting of stockholders in 2000, 2001 and 2002. There are currently eight Independent Directors. The options are to have an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of March 17, 2000 regarding the beneficial ownership of shares of Common Stock by (i) directors, nominees and Named Executives of Home Properties, and (ii) directors, Nominees and executive officers of Home Properties as a group, and (iii) each person known by the Company to be the beneficial owner of more than a 5% interest in the Company. The table also includes information relating to the number and percentage of shares of Common Stock and partnership units of the Operating Partnership ("Units") beneficially owned by the persons included in (i) and
(ii) above (such Units are exchangeable into shares, or cash at the election of the Independent Directors of the Company). In preparing this table, the Company has relied on information supplied by its officers, directors, Nominees and certain stockholders, and upon information contained in filings with the SEC.

Name and Address                Number of Shares         Percentage of        Number of Shares/       Percentage of
OF BENEFICIAL OWNER             BENEFICIALLY OWNED(1)  OUTSTANDING SHARES(1)  UNITS OWNED             SHARES/UNITS(2)
--------------------            -------------------    ------------------     -----------------       --------------
Norman P. Leenhouts             191,094(3)               *                      460,254(3)(5)           2.26%
Nelson B. Leenhouts             174,285(4)               *                      443,197(4)(5)           2.17 %
Richard J. Crossed              187,963(6)               *                      450,601 (6)             2.21 %
Amy L. Tait                     177,936(7)               *                      191,749 (7)               *
Burton S. August, Sr.           45,149(8)                *                       49,395 (8)               *
William Balderston, III         28,768(9)                *                       28,768 (9)               *
Alan L. Gosul                   11,247(10)               *                       11,247 (10)              *
Leonard F. Helbig, III          34,099(11)               *                       34,099 (11)              *
Roger W. Kober                  29,368(12)               *                       29,368 (12)              *
Albert H. Small                     74(13)               *                    1,038,982 (13)             4.92%
Clifford W. Smith, Jr.          36,119(14)               *                       36,119 (14)              *
Paul L. Smith                   22,077(15)               *                       22,077 (15)              *
David P. Gardner                44,040(16)               *                       47,546 (16)              *
Ann M. McCormick                43,731(17)               *                       46,033 (17)              *
All executive officers and
directors as a group
(14 persons)                 1,025,950(18)          5.05%(19)                 2,889,435(18)(20)         13.02% (20)

                                                                           Percentage of
Name and Address                               Number of Shares            Outstanding Shares
OF BENEFICIAL OWNER                            BENEFICIALLY OWNED          AS OF DECEMBER 31, 1999
State Treasurer, State of Michigan             2,935,091 (21)              13.75%
Bureau of Investments
Department of Treasury
Treasury Building, Box 15128
Lansing, MI 48901

Capital Growth Management Limited Partnership  2,030,600(22)               10.52%
One International Place
Boston, MA 02110
GE Capital Equity Investments, Inc.            1,679,543(23)               8.1%
120 Long Ridge Road
Stamford, CT  06927

Ohio PERS                                      1,430,000 (24)              7.41%
277 East Town Street
Columbus, OH 43215

FMR Corp.                                      1,294,314 (25)              6.7%
82 Devonshire St.
Boston, MA 02109

Perkins Wolf McDonnell & Company               1,073,100(26)               5.8%
53 W. Jackson Blvd. Suite 722
Chicago, IL 60604

__________
*   Less than 1%
(1) Assumes that all options issued to the person have been exercised. The total number of shares outstanding used in calculating the percentage assumes that none of the options held by any other person have been exercised.
(2) Assumes that all options issued to the person have been exercised and all Units issued to the person have been exchanged for shares of Common Stock. The total number of shares outstanding used in calculating the percentage assumes that none of the options held by any other person have been exercised and that none of the Units held by any other person have been exchanged for shares.
(3) Includes 13,402 shares which may be acquired upon the exercise of currently exercisable options, 1,752 shares owned by Mr. Leenhouts' spouse as to which he disclaims beneficial ownership and 5,778 shares of common stock issuable pursuant to the Company's Deferred Bonus Plan. The 5,778 shares issuable under the Deferred Bonus Plan are fully vested, except for 156 shares which will vest in February, 2002 and 357 shares which will vest in February, 2003 or upon the death or retirement of Mr. Leenhouts prior to those dates.
(4) Includes 61,402 shares which may be acquired upon the exercise of currently exercisable options and 5,778 shares of common stock issuable pursuant to the Company's Deferred Bonus Plan. The 5,778 shares issuable under the Deferred Bonus Plan are fully vested, except for 156 shares which will vest in February, 2002 and 357 shares which will vest in February, 2003 or upon the death or retirement of Mr. Leenhouts prior to those dates.
(5) Includes  Units  owned  by  Home  Leasing and Leenhouts  Ventures.   Norman
    Leenhouts and Nelson Leenhouts are each directors, officers and 50% stockholders of Home Leasing and each owns 50% of Leenhouts Ventures. Includes 50,000 Units owned by the respective spouses of each of Norman and Nelson Leenhouts as to which they disclaim beneficial ownership.
(6) Includes 13,402 shares which may be acquired upon the exercise of currently exercisable options and 2,595 shares of common stock issuable pursuant to the Company's Deferred Bonus Plan. The 2,595 shares issuable under the Deferred Bonus Plan are fully vested, except for 218 shares which will vest in February, 2002 or upon the death or retirement of Mr. Crossed prior to that date. Also includes Mr. Crossed's proportionate share of Units owned by Conifer and its affiliates.
(7) Includes 82,123 shares which may be acquired upon the exercise of currently exercisable options. Also includes 8,543 shares, 15,087 shares which may be acquired upon the exercise of currently exercisable options and 70 Units owned by Mrs. Tait's spouse as to which she disclaims beneficial ownership. Mrs. Tait shares voting and dispositive power with respect to 2,548 Units with her spouse.
(8) Includes 16,955 shares which may be acquired upon the exercise of currently exercisable options, 37 shares of common stock issuable pursuant to the Directors Deferred Compensation Plan and 9,100 shares held in a trust of which Mr. August is the lifetime beneficiary.
(9) Includes 16,955 shares which may be acquired upon the exercise of currently exercisable options.
(10) Includes 10,500 shares which may be acquired upon the exercise of currently exercisable options and 74 shares issuable pursuant to the Directors Deferred Compensation Plan.
(11) Includes 10,586 shares which may be acquired upon the exercise of currently exercisable options and 74 shares issuable pursuant to the Directors Deferred Compensation Plan.
(12) Includes 16,955 shares which may be acquired upon the exercise of currently exercisable options and 74 shares issuable pursuant to the Directors Deferred Compensation Plan.
(13) Includes 74 shares of common stock issuable pursuant to the Directors Deferred Compensation Plan.
(14) Includes 10,955 shares which may be acquired upon the exercise of currently exercisable options and 74 shares issuable pursuant to the Directors
    Deferred Compensation Plan.   Also  includes  1,400  shares  owned  by  Mr.
    Smith's spouse as custodian for their minor children and 700 shares held in a trust for the benefit of one of Mr. Smith's minor children.
(15) Includes 10,955 shares which may be acquired upon the exercise of currently exercisable options.
(16) Includes 14,364 shares which may be acquired upon the exercise of currently exercisable options and 917 shares of common stock issuable pursuant to the Company's Deferred Bonus Plan. The 917 shares issuable under the Deferred Bonus Plan are fully vested, except for 35 shares which will vest in February, 2002 and 45 shares which will vest in February, 2003 or upon the death or retirement of Mr. Gardner prior to those dates.
(17) Includes 16,023 shares which may be acquired upon the exercise of currently exercisable options and 917 shares of common stock issuable pursuant to the Company's Deferred Bonus Plan. The 917 shares issuable under the Deferred Bonus Plan are fully vested, except for 35 shares which will vest in February, 2002 and 45 shares which will vest in February, 2003
    or  upon   the  death or retirement of Mrs. McCormick prior to those dates.
    Mrs. McCormick shares voting and dispositive power with respect to 565 Units with her spouse.
(18) Includes 309,664 shares which may be acquired upon the exercise of immediately exercisable options and 16,393 shares of common stock issuable pursuant to the Company's Deferred Bonus Plan and the Directors Deferred Compensation Plan.
(19) Assumes that all exercisable options issued to all listed persons have been exercised.
(20) Assumes that all exercisable options issued to all listed persons have been exercised and all Units issued to all listed persons have been exchanged for shares of Common Stock.
(21) Based on a report on Form 13D, filed March 2, 2000, reflecting that the State Treasurer, State of Michigan and the individual members of the Michigan Department of Treasury's Bureau of Investments, which manages the investments for four state-sponsored retirement systems: Public School Employees' Retirement System, State Employees' Retirement System, Michigan State Police Retirement System and Judges' Retirement System is the owner of 1,666,667 shares of Series A Senior Convertible Preferred Stock, which is convertible, at the option of the State of Michigan, into 1,666,667 shares of Common Stock, subject to adjustment, over which the State Treasurer has sole voting and dispositive power. These persons are also the beneficial owners of 1,268,424 shares of the Common Stock of the Company.
(22) Based on a report on Schedule 13G, filed February 10, 2000, reflecting that Capital Growth Management Limited Partnership has shared dispositive and sole voting power with respect to shares held in client accounts, as to which Capital Growth disclaims beneficial ownerhsip.
(23) Based on a report on Form 13G, filed February 14, 2000 reflecting that GE Capital Equity Investments, Inc. and General Electric Capital Corporation have shared voting and dispositive power with respect to 1,679,543 shares of Series B Convertible Cumulative Preferred Stock, which is convertible, at the stockholder's option, into an equal number of shares of Common Stock.
(24) Based on a report on Schedule 13G, filed January 26, 2000, relfecting that the Ohio PERS has sole voting and dispositive power with respect to the shares.
(25) Based on a report on Schedule 13G, filed February 14, 2000, filed jointly on behalf of FMR Corp., Fidelity Management and Research Company, Edward C. Johnson 3d and Abigail P. Johnson reflecting that FMR Corp. has sole dispositive power with respect to all of such shares and sole voting power with respect to 597,000 of such shares.
(26) Based on a report in Schedule 13G, filed February 10, 2000, reflecting that Perkins Wolf McDonnell & Company has shared dispositive and voting power with respecdt to the shares held in client accounts.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the
Securities and Exchange Commission and the New York Stock Exchange.   Officers,
directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied with the following exceptions: (1) Director Roger Kober filed his statement of beneficial ownership on Form 4 reporting a May, 1999 exercise of stock options subsequent to the due date for such filing; (2) The State of Michigan Retirement Systems, the holder of in excess of 10% of a registered class of the Company's equity securities, filed its required Form 4 subsequent to the due date for such filing.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

      Directors and executive officers of the Company received loans from the Company for some portion of the purchase price of shares of Common Stock purchased by them in connection with the Stock Purchase Program described above. No new loans were made under the Stock Purchase Program in 1999. As of March 17, 2000, the indebtedness to the Company of each of the Named Executives for prior loans under the Program is: each of Messrs. Leenhouts and Crossed - $1,366,854.98, Mrs. Tait - $942,640.32, Mr. Gardner - $393,286.55 and Mrs.
McCormick - $389,762.76.   These loans bear interest at rates ranging from 6.7%
to 7.13%, are secured by the shares of Common Stock purchased by the Named Executives under the Stock Purchase Program and are fully recourse.

      Home Leasing, in consideration of a portion of the Units and cash received by it in connection with the formation of the Company, assigned to HP Management certain management contracts between it and certain entities of
which it is a general partner.   As a general partner of those entities, Home
Leasing Corporation (and, indirectly, Norman and Nelson Leenhouts) has an ongoing interest in such management contracts. In addition, Conifer assigned to the Company and its affiliates certain management contracts between Conifer and entities in which it is the general partner. As a general partner, Conifer (and indirectly, Richard Crossed) has an ongoing interest in such management contracts.

                                  PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors, upon the recommendation of the Audit Committee, has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand, L.L.P.) has served as the Company's independent auditors since its commencement of operations and is considered by the management of the Company to be well qualified. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2000 FISCAL YEAR.

                                  PROPOSAL 3
                           APPROVAL OF THE COMPANY'S
                            2000 STOCK BENEFIT PLAN

      In connection with its initial public offering, the Company adopted its 1994 Stock Benefit Plan. As of March 17, 2000, the Company has issued and outstanding 1,158,859 stock options to employees and 95,381 stock options to Independent Directors under that Plan. In order to continue to effectively attract and retain employees and directors and to further align the interest of the Company's employees and directors with the interests of its stockholders, the Board of Directors believes that the Company needs to continue to grant options to purchase shares of its Common Stock. As a result, in February 2000, the Board of Directors adopted the 2000 Stock Benefit Plan. Pursuant to the 2000 Stock Benefit Plan, the Company may grant additional options to purchase up to 2.0 million shares of Common Stock to employees and up to 200,000 shares to its Independent Directors. The 2000 Stock Benefit Plan is described in more detail earlier in this Proxy Statement.

      The Company may grant non-qualified stock options and restricted stock awards under the 2000 Stock Benefit Plan without obtaining the approval of the Plan by the Company's stockholders because it is a broadly based plan under current New York Stock Exchange rules. In order for the Company to grant incentive stock options under the 2000 Stock Benefit Plan, however, the Company must obtain stockholder approval. Such approval requires the affirmative vote of a majority of the votes cast so long as the total of votes cast on the proposal is more than 50% of the total number of shares entitled to vote. Incentive stock options provide certain tax benefits to the recipients of such awards. To obtain these benefits, the recipient must hold the shares issued upon the exercise of the incentive stock option for a period of at least one year. The Board of Directors believes that the grant of incentive stock options will therefore encourage participants to hold such shares of Common Stock in furtherance of the objectives of the 2000 Stock Benefit Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE 2000 STOCK BENEFIT PLAN.

                                OTHER MATTERS

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

      A stockholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company's proxy statement and form of proxy for the 2001 annual meeting of stockholders must be received by the Company by November 30, 2000. Such a proposal must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such a proposal to be included in the proxy statement and form of proxy, and the proponent or a representative of the proponent must attend the Annual Meeting to present the proposal.

INCORPORATION BY REFERENCE

     The Company's financial statements for the years ended December 31, 1999 and 1998, the supplemental financial information and management's discussion and analysis of financial condition and results of operations contained in the Company's Annual Report on Form 10-K (File No. 1-13136) filed with the Securities and Exchange Commission are incorporated herein by reference. Copies may be obtained from Rebecca Fountain, Home Properties of New York, Inc. 850 Clinton Square, Rochester, New York 14604 or from the Securities and Exchange Commission over the Internet at its Web site (http:\\www.sec.gov).

OTHER MATTERS

      The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                       HOME PROPERTIES OF NEW YORK, INC.
              REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS MAY 2, 2000

     The undersigned hereby appoints Norman P. Leenhouts and Nelson B. Leenhouts or each of them, as Proxies with full power of substitution to represent the undersigned and to vote all Common Stock of Home Properties of New York, Inc. which the undersigned would be entitled to vote at the 2000 Annual Meeting of Stockholders of the Company to be held on May 2, 2000 and any adjournment thereof.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

 Please note any address correction here and check the box on the reverse side of this card

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

                            FOR             WITHHOLD
                       all nominees         AUTHORITY
                       listed (except       to vote for
                       as marked            all nominees
                       to the contrary)     listed

PROPOSAL ONE-
To elect the following
persons as directors to
serve until the next
annual meeting of stockholders
and until their
successors have been
elected and have quailfied.

NOMINEES:  Norman P. Leenhouts
           Nelson B. Leenhouts
           Richard J. Crossed
           Amy L. Tait
           Burton S. August, Sr.
           William Balderston, III
           Alan L. Gosule
           Leonard F. Helbig, III
           Roger W. Kober
           Albert H. Small
           Clifford W. Smith, Jr.
           Paul L. Smith

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


____________________________________________________


                                       FOR          AGAINST        ABSTAIN


PROPOSAL TWO - To ratify the
appointment of PricewaterhouseCoopers
LLP as independent auditors for 2000.

PROPOSAL THREE - To approve the
Company's 2000 Stock Benefit Plan.
                                      Mark here if address change
                                      is noted on reverse           -----

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED THEREON. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSALS 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, INCLUDING THE ELECTION OF A PERSON DESIGNATED BY THE BOARD OF DIRECTORS AS A DIRECTOR IN THE PLACE OF A NOMINEE WHO IS UNABLE TO SERVE.

Please mark, sign, date and return this proxy card using the enclosed envelope.


Signature: ___________________________________
Signature if held jointly _______________________________
Dated ___________, 2000

NOTE:   (Please sign as name appears above.  Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)